EXHIBIT 10.11

WAIVER AND RELEASE

This Waiver and Release Agreement (“Waiver and Release”) is entered into by and between Center Bank and its subsidiaries, affiliates and successors-in-interest (collectively, the “Company”); and James Hong (“Executive”).

RECITALS

A. Executive has served as Executive Vice President and Chief Operating Officer of Center Bank until May 22, 2007.

B. In consideration of a lump sum payment of $41,600.00 which the Company shall pay the Executive on or promptly after the expiration of the revocation period provided under this Waiver and Release, if the Executive does not revoke the Waiver and Release within such period, Executive agrees to the following terms, conditions, and covenants:

1. Treatment of Confidential Trade Secrets. Executive acknowledges that Executive has an ongoing duty to maintain in confidence all “Confidential Information” as defined below. Confidential Information includes any and all trade secret information disclosed to or known by Executive as a consequence of his employment with the Company which is not generally known outside the Company about the Company’s business, including, without limitation, information about its customers (e.g., identities, accounts, information, and financial needs), product information, accounts, pricing data, its marketing and sales strategies and plans, its finances, operations, employees, and any and all information entrusted to the Company in confidence by third parties, and any and all other information defined as “Trade Secrets” under the Uniform Trade Secrets Act. Executive further acknowledges that the use of such information for the benefit of or disclosure of such information to any other person, firm or corporation would violate the Company’s proprietary rights to such information and result in a material breach of this Agreement. In the event of such breach, Executive shall no longer be entitled to any of the benefits provided by this Agreement and shall be obligated to reimburse the Company for any benefits which Executive has received from the Company pursuant to this Agreement prior to Executive’s breach.

2. No Solicitation of Customers Based on Trade Secrets. Executive acknowledges that during Executive’s employment with the Company, Executive has been provided with trade secret information about the Company’s customers. Such trade secret information may include but is not limited to, information about Customer lists, Customer identities, Customer accounts and Customer financial needs. Executive further acknowledges that the use of such information for the benefit of or disclosure of such information to any other person, firm or corporation would violate the Company’s proprietary rights to such information and result in a material breach of this Agreement. In the event of such breach within three months of the date this Agreement is signed, Executive shall no longer be entitled to any of the benefits provided by this Agreement and shall be obligated to reimburse the Company for any benefits which Executive has received from the Company pursuant to this Agreement prior to Executive’s breach.

3. No Solicitation of Employees Based on Trade Secrets. Executive acknowledges that during Executive’s employment with the Company, Executive has been provided with trade secret information about the Company’s employees. Such information includes, but is not limited to, information as to their qualifications, job duties, salaries, and performance history. Executive further acknowledges that the use of such information for the benefit of or disclosure of such information to any other person, firm or corporation in order to solicit, entice, encourage, attempt or cause, either directly or indirectly, any employee to leave the employment of the Company would violate the Company’s proprietary rights to such information and result in a material breach of this Agreement. Executive acknowledges that in the event of such breach within three months of the date this Agreement is signed, Executive shall no longer be entitled to any of the benefits provided by this Agreement and shall be obligated to reimburse the Company for any benefits Executive has received from the Company pursuant to this Agreement prior to Executive’s breach.

4. Non-Disparagement. Executive will not at any time, either orally or in writing, make any disparaging remarks concerning the Company, its employees, directors or officers. Notwithstanding the foregoing, Executive will respond accurately and fully to any question, inquiry or request for information as may be required by legal process, law or regulation.

5. Return of Company Property. Executive represents and warrants that he has returned to the Company all Company property in his possession, including, without limitation, all credit cards, all computers and all keys in his possession. Further, Executive represents and warrants that he has returned all documents or computer disks containing information relating to the Company’s business or finances, and that all such information has been deleted from any hard drive or other electronic storage device in his possession.

6. General Release. Executive hereby releases and forever discharges the Company and its past and present officers, directors, agents, servants, employees and attorneys, from any and all claims, debts, accounts reckonings, obligations, costs, and causes of action, of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, including but not limited to any claims arising out of the Employment Agreement and/or the Resignation Agreement or the termination of the Employment Agreement, that Executive now owns or holds, or at any time heretofore had, owned, or held, or could, shall or may own or hold to the date hereof.

Executive acknowledges and agrees that the release set forth in this paragraph includes, without limiting its general nature, any such claims which arise out of or are related to his employment or the ending of that employment, including, for example, any and all claims arising out of the Employment Agreement and/or the Resignation Agreement and/or the termination of the Employment Agreement; any and all claims for wrongful termination (in violation of any public policy or otherwise), and any and all claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Wage Orders, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code.

Executive further acknowledges that he is familiar with the provisions of California Civil Code Section 1542 and expressly waives and relinquishes any and all rights or benefits Executive may have under said Section 1542, to the full extent permitted by law. Said Section states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

7. Legal Consultation. Prior to the execution of this Waiver and Release, Executive has had the opportunity to discuss the terms of this Waiver and Release with legal counsel of Executive’s choosing.

8. No Other Agreements. No promise or inducement was made to cause Executive to enter into this Waiver and Release other than the inducements provided herein. Executive has not relied upon any other statement or representation by anyone other than what is in this Waiver and Release as a basis for Executive’s agreement to enter into it.

9. Waiver of Consultation Period. This Waiver and Release sets forth the entire agreement between Executive and the Company, and will bind both party’s heirs, representatives and successors, with respect to the subject matters of this Agreement. This Waiver and Release shall be construed under the laws of the State of California, both procedurally and substantively. If any portion of this Waiver and Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver and Release.

Executive has twenty-one (21) days to consider this Waiver and Release, and has been advised to consult with legal counsel prior to signing this Waiver and Release. Executive acknowledges that he or she has had sufficient time to consider the Waiver and Release and to consult with counsel if desired, and hereby waives any claim, objection or defense on the grounds that this Waiver and Release has not been reviewed by legal counsel of his choice.

10. Seven (7) Day Revocation Period. Executive has been advised that this Waiver and Release is revocable by Executive for a period of seven (7) days following Executive’s execution of this Waiver and Release. The revocation by Executive of this Waiver and Release must be in writing, must specifically revoke this Waiver and Release and must be received by the Company prior to the eighth (8th) day following the execution of this Waiver and Release by Executive. This Waiver and Release becomes effective, enforceable and irrevocable on the eighth (8th) day following Executive’s execution of the Waiver and Release.

CENTER BANK

Dated: May 22, 2007	By:	/s/ JAE WHAN YOO
Chief Executive Officer

Dated: May 22, 2007		/s/ JAMES HONG

I received a copy of this Waiver and Release on May 22, 2007.

/s/ JAMES HONG